Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494
	cec@kraft.com	ir@kraft.com

KRAFT HIGHLIGHTS STRATEGIC AND INTERNATIONAL GROWTH PROGRESS

AT LEHMAN BROTHERS BACK-TO-SCHOOL CONSUMER CONFERENCE

•	2008 Guidance Updated to $1.88 EPS, Excluding Items, Reflecting Post Cereals Split-off

•	2009 Guidance of at Least $2.00 EPS (GAAP) Announced

BOSTON – Sept. 3, 2008 — Today, at the Lehman Brothers Back-to-School Consumer Conference, Kraft Foods Inc. (NYSE:KFT) provided investors with an optimistic review of the company’s progress at the midpoint of its three-year turnaround plan. In particular, the company outlined advances at Kraft International, currently a $16 billion business and a key driver of Kraft’s growth plans. Management also updated financial guidance for 2008, reflecting the recent split-off of the Post cereals business, and provided initial 2009 guidance.

Hitting Our Stride in 2009: At Least $2.00 Per Share

“At the midpoint of our three-year turnaround, we’re successfully rebuilding our brands through investments in quality, innovation and marketing across our global portfolio,” said Irene Rosenfeld, Chairman and Chief Executive Officer. “We’ve rejuvenated some of our biggest businesses and created new incremental platforms that we can leverage across brands and categories. As a result, our brands are more relevant to consumers, who are seeking value during tough times. Rebuilding our brands combined with improved execution at retail have been key to driving solid volume and mix growth despite significant cost-driven price increases.”

Rosenfeld continued, “Most importantly, we’re delivering improved financial results. As our portfolio has improved and our momentum builds, we are returning Kraft to reliable, long-term growth. I’m confident we’ll hit our stride in 2009 and deliver earnings of at least $2.00 per share.”

Powerful Growth Engine in Kraft International

Following Rosenfeld, Sanjay Khosla, Executive Vice President and President, Kraft International, outlined the pillars of the company’s international growth strategy, including greater focus on core categories, brands and geographies. “Instead of planting Kraft flags all over the world and trying to be all things to all people, we are now focusing where we can win,” Khosla said.

Specifically, Kraft International is concentrating on:

•	Five categories: Biscuits, Chocolate, Powdered Beverages, Coffee and Cream Cheese.

•	10 brands: Oreo cookies; Tuc/Club Social crackers; Jacobs and Carte Noire coffees; Milka, Côte d’Or, Toblerone and Lacta chocolates; Philadelphia cream cheese; and Tang powdered beverages.

•	10 markets: Four growth engines, including China, Russia, Brazil and Southeast Asia, and six scale markets, including Germany, France, United Kingdom, Italy, Spain and Australia.

“All of this adds up to a powerful growth engine for Kraft,” said Khosla. “Early results show our strategy is working, as we have significantly accelerated both top- and bottom-line growth. In addition, we have improved the depth of our international management team, so I believe the best is yet to come.”

In the first half of 2008, Kraft International’s organic revenue growth1 was 11.7 percent. That’s up from 6.8 percent for 2007 and up from a 2.4 percent compounded annual growth rate (CAGR) from 2003 to 2006. Operating income growth1 at Kraft International grew by 15 percent2 in the first six months of 2008, compared to 3 percent growth in 2007 and a negative CAGR of (3.5) percent from 2003 to 2006.

Guidance Updated; Cost-Savings Efforts Redoubled

Tim McLevish, Executive Vice President and Chief Financial Officer, concluded with an update on Kraft’s financial turnaround. “Our underlying premise is that we will use a combination of price increases and supply chain productivity improvements to cover input cost inflation while our volume growth and product mix gains will leverage our overhead costs and increase operating margins,” he said.

Using this model, the company affirmed its long-term EPS growth of 7 to 9 percent. This includes at least 4 percent of organic revenue growth, two to three points of leverage from manufacturing and overhead costs and one to two points of benefit from cash flow leverage and lower taxes.

“We have found ways to optimize some of the initiatives under our existing restructuring program,” McLevish said. “This will lead to annualized savings of $1.4 billion, which is $200 million greater than previously expected.” Kraft expects to reach approximately $1.1 billion in savings by year-end 2008. Spending on the program will be approximately $900 million in 2008, for a total of $3 billion.

“As our new structure takes hold, we will deliver additional overhead savings as we target best-in-class benchmarks and practices across each of our support functions,” he said. “As a result, we intend to reduce overhead costs as a percent of revenue by at least 100 basis points over the next few years.” As the company transitions from its current restructuring program to a “pay-as-you-go” model in 2009, the annual cash used for cost-savings initiatives is expected to decline by approximately $300 million a year versus 2008 levels over time.

[1]	Please see discussion of Non-GAAP Financial Measures.
[2]	Excluding impact from 2008 divestitures, LU acquisition and currency.

McLevish also updated Kraft’s 2008 guidance. For the full year, the company projects organic net revenue growth of at least 6 percent and earnings per share, excluding items, of at least $1.88, reflecting an impact of ($0.04) from exiting the Post cereals business. In addition, Kraft’s full-year effective tax rate is now expected to be 33 percent, as the largely U.S. Post cereals business is moved to discontinued operations.

In 2009, the company is targeting organic net revenue growth of at least 4 percent and earnings per share of at least $2.00 on a GAAP basis. “This reflects double-digit growth from continuing operations and is higher than our 7-9 percent long-term target on an apples-to-apples basis,” McLevish said.

McLevish also reiterated targets for improvements in several financial metrics over the next few years. Specifically,

•	Improve annual discretionary cash flow by $1 billion.

•	Reduce primary working capital to 11 percent of net revenue, from 14 percent at year-end 2007.

•	Reduce capital spending to less than 3 percent of net revenues. Adjusting for the Post transaction, capital spending was approximately 3.4 percent of net revenues in 2007.

Kraft Foods’ presentation was accompanied by slides. Access to a replay of the webcast with accompanying slides is available at www.kraft.com.

ABOUT KRAFT FOODS INC.

For more than a century, Kraft (www.kraft.com) has offered delicious foods and beverages that fit the way consumers live. Today, we are turning the brands that consumers have lived with for years into brands they can’t live without. Millions of times a day in more than 150 countries, consumers reach for their favorite Kraft brands, including nine with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees; Milka chocolates; and LU biscuits. Kraft is one of the world’s largest food and beverage companies with annual revenues exceeding $37 billion, more than 100,000 employees and more than 180 manufacturing and processing facilities globally. The company (NYSE: KFT) is a member of the Standard & Poor’s 500 index as well as the Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the company’s progress at the midpoint of its turnaround plan, specifically, how we’re successfully rebuilding our brands, that we’re delivering improved financial results, and that we are returning Kraft to reliable, long-term growth; our international growth strategy plan, including greater focus on core categories, brands and geographies; that our strategy is working; our belief that the best is yet to come; our plans for covering input cost inflation, leveraging our overhead costs and increasing operating margins; regarding our long-term EPS growth expectation; our estimates for restructuring, specifically our annualized and 2008 savings and spending; that we will deliver additional overhead savings and our intent to reduce overhead costs as a percent of revenue; our expectation that the annual cash used for cost-savings initiatives will decline versus 2008 levels; our 2008 guidance, in particular, estimated organic net revenue growth, EPS excluding items and effective tax rate; our 2009 guidance, in particular, estimated organic net revenue growth and GAAP EPS; and our belief regarding how we will improve annual discretionary cash flow and reduce primary working capital and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued higher input costs, pricing actions, increased competition, our ability to differentiate our products from private label products, increased costs of sales, our ability to realize the expected cost savings and spending from our planned restructuring program, unexpected safety or manufacturing issues, FDA or other regulatory actions or delays, unanticipated expenses such as litigation or legal settlement expenses, our indebtedness and ability to pay our indebtedness, the shift in our product mix to lower margin offerings, risks from operating internationally, our inability to integrate the Danone biscuit business and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K/A and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this presentation.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). In this press release, the company is presenting various operating results, such as organic net revenue growth, operating income growth and EPS excluding items, which are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria Group, Inc., the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006, and other one-time costs related to the company’s European Union segment reorganization.

Management believes that certain non-GAAP financial measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP financial measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our 2008 and 2009 guidance, we have not provided that information. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this press release can be found on the company’s web site, http://www.kraft.com.

# # #

GAAP to Non-GAAP Reconciliation

Net Revenue Growth - Kraft International

(Unaudited)

	Kraft International
	As Reported (GAAP)	Impact of Divestitures / Other		Impact of Acquisitions		Impact of Currency		Organic (Non- GAAP)
For the Years Ended:

2004
European Union	6.2%	2.0	pp	0.0	pp	(10.1	)pp	(1.9)%
Developing Markets	4.8%	0.5	pp	(0.7	)pp	(1.8	)pp	2.8%
International	5.7%	1.4	pp	(0.2	)pp	(7.1	)pp	(0.2)%

2005
European Union	3.2%	1.0	pp	0.0	pp	(3.1	)pp	1.1%
Developing Markets	13.9%	0.6	pp	0.0	pp	(4.6	)pp	9.9%
International	7.0%	0.9	pp	0.0	pp	(3.6	)pp	4.3%

2006
European Union	(0.6)%	0.2	pp	(1.7	)pp	1.4	pp	(0.7)%
Developing Markets	11.2%	0.5	pp	0.0	pp	(2.1	)pp	9.6%
International	3.9%	0.3	pp	(1.1	)pp	0.1	pp	3.2%

2007
European Union	19.2%	0.0	pp	(5.1	)pp	(10.5	)pp	3.6%
Developing Markets	17.1%	0.0	pp	(0.2	)pp	(5.4	)pp	11.5%
International	18.4%	0.0	pp	(3.1	)pp	(8.5	)pp	6.8%

For the six months ended June 30, 2008:
European Union	56.9%	1.7	pp	(37.2	)pp	(15.0	)pp	6.4%
Developing Markets	40.0%	0.0	pp	(10.9	)pp	(9.9	)pp	19.3%
International	50.1%	0.9	pp	(26.4	)pp	(12.9	)pp	11.7%

Compound Annual Growth Rate, 2003 - 2006:
European Union								(0.5)%
Developing Markets								7.4%
International								2.4%

GAAP to Non-GAAP Reconciliation

Operating Income Growth - Kraft International

(Unaudited)

	Kraft International
	Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring		Asset Impairment and Other Costs - Non- Restructuring		(Gains) / Losses on Divestitures, net		Excluding Items (Non- GAAP)
For the Twelve Months Ended December 31, 2004
Operating Income Growth	(33.0)%	15.6	pp	3.4	pp	2.1	pp	(11.9)%
For the Twelve Months Ended December 31, 2005
Operating Income Growth	20.3%	(7.9	)pp	(4.4	)pp	(9.3	)pp	(1.3)%
For the Twelve Months Ended December 31, 2006
Operating Income Growth	(14.1)%	14.2	pp	14.0	pp	(10.7	)pp	3.4%
For the Twelve Months Ended December 31, 2007
Operating Income Growth	10.2%	(12.9	)pp	(11.2	)pp	16.9	pp	3.0%

2003 - 2006 Compound Annual Growth Rate								(3.5)%

GAAP to Non-GAAP Reconciliation

Organic Operating Income Growth - Kraft International

(Unaudited)

	Kraft International
	Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring		Asset Impairment and Other Costs - Non-Restructuring		(Gains) / Losses on Divestitures, net		Excluding Items (Non- GAAP)	Impact of Divestitures / Other		Currency		LU Acquisition, net of Integration Costs		Organic
For the Six Months Ended June 30, 2008
Operating Income Growth	43.6%	(8.9	)pp	0.7	pp	17.6	pp	53.0%	1.6	pp	(11.1	)pp	(28.5	)pp	15.0%